Exhibit d.9

Farm Bureau Life Insurance Company

[5400 University Avenue, West Des Moines, Iowa 50266-5997]

Special Programs Rider

This Rider is a part of the policy to which it is attached (the “base policy”). Terms not defined in this Rider have the meanings given to them in the base policy.

Section 1 — Policy Modifications

Policy Modifications

The base policy is modified to add the provisions of this Rider. All provisions of the base policy not in conflict with this Rider will apply to this Rider. In the event of a conflict between the provisions of the base policy and this Rider, the provisions of this Rider will prevail.

Section 2 — General

General

If this Rider is attached to a Variable Life policy, the Owner may elect Automatic Rebalancing or Dollar Cost Averaging. If this Rider is attached to a Variable Annuity policy, the Owner may elect Automatic Rebalancing, Dollar Cost Averaging, Systematic Withdrawal or Interest Sweep. All are subject to the following rules:

•	the policy must be in force;

•	the election must be made in writing on a form acceptable to Us;

•	the form must be signed by all Owners;

•	Your election will take effect no later than the Business Day following the date We receive the signed form at Our Home Office; and

•	the maximum number of Allocation Options that You may have elected at any one time is shown on the Policy Data Page.

Section 3 — Programs Available with Variable Life and Variable Annuity

Automatic Rebalancing

If Automatic Rebalancing is elected, We will automatically reallocate the Accumulated Value periodically to match Your then-effective premium allocation instructions. You may choose to automatically rebalance Your Accumulated Value quarterly, semi-annually or annually.

Your election of Automatic Rebalancing is subject to the following additional rules:

•	Your policy must have Accumulated Value; and

•	You may not utilize Automatic Rebalancing in combination with Dollar Cost Averaging.

Dollar Cost Averaging

If Dollar Cost Averaging is elected, We will automatically transfer an amount You specify from the Source Account to the Target Accounts, subject to the following additional rules:

•	the “Source Account” is the Declared Interest Option or a single Subaccount You must identify from which amounts will be transferred;

•	the “Target Accounts” are the Subaccounts You designate to receive transfers from the Source Account;

•	each month We will transfer equal amounts from the Source Account to the Target Accounts;

•	the minimum amount of each transfer is $100; and

•	You may not utilize Dollar Cost Averaging in combination with Automatic Rebalancing or Systematic Withdrawal.

Section 4 — Programs Available with Variable Annuity Only

Systematic Withdrawal

You may elect the Systematic Withdrawal option and receive automatic partial withdrawals, subject to the following additional rules:

•	Systematic Withdrawals are subject to the free Partial Withdrawal Privilege provisions of the policy; and

•	You may not utilize Systematic Withdrawals in combination with Dollar Cost Averaging.

You may select the amount to be withdrawn subject to the following rules:

•	the minimum amount You may withdraw is [$100]; and

•	the maximum amount You may withdraw is that amount which would leave the remaining Accumulated Value equal to [$2,000].

Interest Sweep

If Interest Sweep is elected, any interest earned in the Declared Interest Option will be automatically transferred monthly to the Subaccounts, according to Your most recent allocation instructions. Interest Sweep is subject to the following additional rules:

•	the Declared Interest Option Accumulated Value is [$5,000] or more; and

•	We may cancel this option if the Declared Interest Option Accumulated Value is less than [$5,000].

Section 5 — Effective Date

Effective Date

The Effective Date of the Rider will be the Policy Date of the base policy. This Rider may be added only at policy issue.

Section 6 — Termination

Termination

All rights and benefits under this Rider will end when any of the following events occur:

•	annuity payments begin;

•	the policy is terminated; or

•	when all of the value of the policy is applied to a payment option.

Section 7 — Rider Charge

Rider Charge

There is no charge for this Rider. Scheduled transfers made in connection with Automatic Rebalancing and Interest Sweep are not subject to the transfer charge.

President